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                                                                   EXHIBIT 10.15

                              SEPARATION AGREEMENT

         This Separation Agreement is made and entered into this 28th day of December, 2004 by and between LecTec Corporation (hereinafter "Employer"), a Minnesota Corporation and Timothy P. Fitzgerald (hereinafter "Employee").

         WHEREAS, Employee has been employed by Employer since February 21, 2000 and since October 31, 2003 as Chief Executive Officer ("CEO"); and

         WHEREAS, Employee also serves on the Board of Directors,

         WHEREAS, Employee wishes to resign from his position as CEO and Director,

         WHEREAS, the purpose of this Agreement is to set forth the terms and conditions under which Employer and Employee will end their relationship;

         NOW THEREFORE, the parties hereto agree to and contract as follows:

         A. Resignation Employee will terminate his employment effective as of January 14, 2005 and will resign from the Board of Directors on that same date. This document shall constitute notice under Sections 3.4 and 4.3 of the Company Bylaws.

         B. Payments. Employer agrees to pay Employee his normal salary and benefits through the last day of his employment, along with payment for any and all accrued but unused vacation.

         C. Exercise of Stock Options. Pursuant to this Agreement and the 1998 LecTec Stock Incentive Plan, Employee shall have ninety (90) days from the date of his termination in which to exercise any vested but unexercised stock options as stated in Employee's Option Grant Letters dated July 31, 2000, February 9, 2001 and March 23, 2004.

         D. Mutual Release

                  1. Employee understands and agrees in consideration of the above-stated consideration, that this separation constitutes a full settlement and release of any and all claims of any kind which he has or might have against Employer, its officers, employees, agents, successors, and predecessors, arising out of any actions, conduct, decisions, behavior, or events occurring prior to the date of his execution of this Separation Agreement and Release. He understands and accepts that this release specifically covers, but is not limited to, any and all claims, complaints, causes of actions, or demands which he has or may have against the released parties relating in any way to the terms, conditions, and circumstances of his employment with LecTec whether based on statutory or common law claims for discrimination (including age discrimination), wrongful discharge, breach of contract, libel and slander, or any other theory, whether legal or equitable, except Employee retains all claims under his Long-Term Disability insurance policy, his rights relating to Worker's Compensation, rights arising under the Employee Retirement and Income Security Act (ERISA) and/or any claims arising out of this Separation Agreement.

                  2. Employer, or its successor, for itself and all officers, directors, partners, principals, employees, attorneys and agents and their respective agents or successors, does hereby release and forever discharge Employee and his heirs or successors from any and all actions, claims, demands, debts, and causes of action, legal and equitable as of the date of the execution of this Agreement.

         E. Records, Documents, and Property: Employee will return to Employer all of Employer's records, correspondence, and documents in Employee's possession.

         F. Cooperation Employee shall have no further obligations as of his resignation, except that he agrees to be available and cooperate with Employer in the event of litigation or other exceptional need only on a

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limited reasonable basis and at times convenient to him; and furthermore
Employer agrees to pay Employee an hourly rate of $200 for any services in this regard, as well as advance payment for any travel or other expenses as necessary.

         G. Reaffirmation. Employer reaffirms its obligation under Minn. Stat.
Section 302A.521 and Section 6.1 of the Company Bylaws to indemnify Employee for any claims or liability arising out of his employment. Employer further reaffirms that it has and will maintain appropriate D&O tail coverage under its policy with AIG for a minimum of six years.

         H. Employee's Acknowledgement of Review: Employee acknowledges that Employee has been advised to consult with an attorney and have this Agreement reviewed. Employee acknowledges that Employee or Employee's attorney was given at least twenty-one (21) calendar days in which to review this Agreement, dating from the receipt of these documents by Employee or Employee's attorney.

         I. Mutual Nondisparagement and Confidentiality. The Parties hereto agree not to disparage each other in the market place. The Parties further agree, to the extent allowed by applicable SEC regulations and other law, to keep the terms of this agreement confidential.

         J. SEC Filings Employer agrees to provide legal assistance at no expense to Employer for the limited purpose of assuring that any necessary SEC filings are accomplished that relate to Employee's resignation.

         K. Entire Agreement. This Agreements represents the full agreement of the parties except for the 1998 Stock Option Plan and Agreement and except that the restrictive covenants contained in Section 10 of Employee's Employment Agreement dated February 21, 2000 shall survive and remain in effect subject to its terms.

         L. Notices/Communication: Any notice, request, demand, or communication permitted, required or given relating to this Agreement, either by Employer to Employee, or by Employee to Employer, shall be in writing and, unless otherwise required under the terms of a separate agreement or law or regulation, shall be deemed to have been given by either party to the other when the party by whom such notice or communication is given deposits such notice or communication in the U.S. Postal Service mail, postage prepaid, certified mail, return receipt requested, properly addressed to the party to whom it is directed. Either party may, by notice sent in like manner, designate a different address for notices and communications:

If Sent to Employer:                Alan C. Hymes, MD
                                    23235 Meadow View Lane
                                    Sedro-Woolley, Washington 98284

If Sent to Employee:                Timothy P. Fitzgerald
                                    8289 Kentucky Ave. South
                                    Bloomington, MN 55438


AGREED TO on the day and year indicated below.

TIMOTHY P. FITZGERALD                           LECTEC CORPORATION

/s/ Timothy P. Fitzgerald                   By: /s/ Alan C. Hymes
-------------------------                       -----------------

                                            Its: Chairman
                                                 ----------------

Date 12/28/2004                             Date: 12/20/2004
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